Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW EXTENDS SHARE REGISTRATION

KENT, Wash., January 25, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today announced that it has entered into a Fifth Amendment to Registration Rights Agreement with certain institutional investors, as it relates to the terms of the Company’s Private Investment in Public Equity transaction (“PIPE Transaction”) completed March 21, 2005.

Under the terms of the PIPE Transaction, the Company was obligated to register the shares of common stock. That Registration Statement was declared effective February 22, 2006. However, while the Company’s independent investigation of allegations of improper revenue recognition at its Flow Asia subsidiary was ongoing, the Company was unable to file an amendment updating the Registration Statement, causing the Registration Statement to go “stale” and preventing the PIPE Transaction investors from trading their shares. The terms of the PIPE Transaction provided that if the Registration Statement ceased for any reason to be effective for more than forty (40) trading days (the “Black Out Days”), the Company would be obligated to pay a penalty. The forty Black Out Days were due to expire February 24. By this Fifth Amendment, the terms of the Registration Rights Agreement have been amended to extend the number of Black Out Days from forty (40) to one hundred two (102), allowing the Company additional time to complete its SEC filings and file an amendment to update the Registration Statement. All other terms of the PIPE Transaction remain unchanged.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

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